Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Meredith Payette
312-517-5725	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Second Quarter 2018 Financial Results

•	Consolidated revenue of $227.5 million

•	Net loss decreased to $37.2 million, an improvement of 16% from Q2 2017, primarily related to increased BA performance and a reduction in CA operating spend

•	Adjusted EBITDA(1) of $18.9 million, up 90% over Q2 2017

•	BA Revenue and Segment Profit of $74.2 million and $36.7 million, an increase of 28% and 46%, respectively, from Q2 2017

•	Reached 785 total 2Ku aircraft online on 12 global airlines, adding 139 incremental 2Ku aircraft online in the second quarter

•	Completed Integrated Business Plan, “Gogo 2020”, designed to change Gogo’s go-to-market strategy, increase quality, reduce cost structure and improve business processes

Chicago, Ill., August 8, 2018 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended June 30, 2018.

Second Quarter 2018 Consolidated Financial Results

•	Consolidated revenue increased to $227.5 million. Service revenue increased to $159.1 million, up 3% from Q2 2017. Equipment revenue increased to $68.4 million, up from $18.7 million in Q2 2017.

•	Net loss decreased to $37.2 million, an improvement of 16% from the prior year period, primarily related to increased BA performance and a reduction in CA operating spend.

•	Adjusted EBITDA(1) increased to $18.9 million, up 90% from $9.9 million in Q2 2017.

•	Capital expenditures decreased to $52.5 million from $74.1 million in Q2 2017, a reduction of over 29%.

•	Cash CAPEX(1) decreased to $46.2 million from $65.6 million in Q2 2017, a decline of 30%.

•	Cash, cash equivalents and short-term investments were $263.6 million as of June 30, 2018.

“Our BA segment achieved its highest ever quarterly revenue and EBITDA and we believe this segment is well positioned for continued growth,” said Oakleigh Thorne, Gogo’s President and CEO. “Our CA-NA segment showed solid service revenue growth over Q2 2017, excluding American Airlines. Our 2Ku operating metrics continue to improve and are helping to drive increased customer satisfaction.”

“Our second quarter results were elevated by the strong BA performance, a reduction and the timing of operating costs, and higher CA Net Service Revenue, among other items, and we maintain our 2018 Adjusted EBITDA guidance range of $35-$45 million,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “We are beginning to realize the benefits of our “Gogo 2020” plan and we believe these operational improvements will drive strong EBITDA growth going forward.”

Second Quarter 2018 Business Segment Financial Results

Business Aviation (BA)

•	Total revenue increased to a record $74.2 million, up over 28% from Q2 2017.

•	Service revenue increased to $48.1 million, up over 14% from Q2 2017, driven by a 10% increase in ATG units online and a 5% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue increased to $26 million, up 67% from Q2 2017, driven by continuing strong demand for AVANCE systems.

•	AVANCE L5 systems have achieved the fastest initial sales ramp of any new product in the history of BA

•	Segment profit increased to nearly $36.7 million, up 46% versus the prior year period as segment profit margin reached 49%, a quarterly record for BA.

Commercial Aviation—North America (CA-NA)

•	Total revenue increased to $119.7 million, up 19% from Q2 2017.

•	Service revenue decreased to $95.7 million, down 3% from Q2 2017, due to the impact of American Airlines.

•	Equipment revenue increased to $23.9 million, up $21.6 million from Q2 2017, due to the post-adoption impact of ASC 606 for equipment shipments.

•	Aircraft online increased to 2,809, up 18 from June 30, 2017, with over 20% operating on the Company’s satellite network.

•	Net annualized ARPA of $113,000 was essentially flat year-over-year, materially weakened by the American Airlines impact.

•

Segment profit decreased to $7 million from $16.2 million in Q2 2017, driven largely by lower service revenue, higher operating costs and increased satellite costs to support coverage and capacity requirements of the Company’s 2Ku network.

Commercial Aviation—Rest of World (CA-ROW)

•	Total revenue increased to $33.6 million, up from $14.1 million in Q2 2017.

•	Service revenue increased to $15.2 million, up 15% from Q2 2017, due to an increase in aircraft online

•	Equipment revenue increased to $18.5 million, up nearly $18 million from the prior year period, due to the post-adoption impact of ASC 606 for equipment shipments.

•	Aircraft online increased to 459, up 141 from June 30, 2017.

•	Net annualized ARPA decreased to $147,000 from $203,000 in Q2 2017 due to the significant growth in new aircraft fleets online, which initially generate lower net annualized ARPA.

•	Segment loss improved 22% versus Q2 2017 to ($24.5) million, driven primarily by improved utilization of our satellite network and lower operating expenses.

Recent Developments

•	Launched service on Air Canada’s international wide body fleets, Iberia Airlines and Alaska Airlines

•	Delivered continued improvement in 2Ku performance, with an average availability of over 97% in the combined months of June 2018 and July 2018, across all airline customers

•	Completed Integrated Business Plan, or “Gogo 2020,” which includes a reduction in CA operating spend, excluding satellite communications costs, of nearly 20% over the next 10 quarters

•	Achieved STC for A321NEO, a key STC expected to help drive future wins

Business Outlook

The Company reaffirms the following 2018 financial guidance:

•	Total revenue of $865 million to $935 million

•	An increase in 2Ku aircraft on-line to be at the low end of 550 to 650

•	Consolidated capital expenditures of $150 million to $170 million and Cash CAPEX (1) of $110 million to $130 million

•	Adjusted EBITDA(1) of $35 million to $45 million

(1)	See “Non-GAAP financial measures” below

Conference Call

The Company will host its second quarter conference call on August 8, 2018 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 5286077.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CAPEX, in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CAPEX, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2018 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy the technology to which our ATG network evolves or other components of our technology roadmap for any reason, including technological issues and related remediation efforts, changes in regulations or regulatory delays or failures affecting us, our suppliers, some of whom are single source, or the failure by our airline partners or customers to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory linefit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and customers and the effect of shifts in business models; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; changes as a result of U.S. federal tax reform; costs associated with defending pending or future intellectual property infringement and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing or financing intended to refinance our existing indebtedness on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services, including the recent U.S. and U.K. bans on the use of certain personal devices such as laptops and tablets on certain aircraft flying certain routes; a future act or threat of terrorism, cybersecurity attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement our new enterprise resource planning system, our new Integrated Business Plan and other improvements to systems, operations, strategy and procedures needed to support our growth; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018, in Item 1A of our quarterly report on Form 10-Q for the quarter ended March 31, 2018 as filed with the SEC on May 4, 2018, and in Item 1A of our quarterly report on Form 10-Q for the quarter ended June 30, 2018 as filed with the SEC on August 8, 2018.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Service revenue	$159,056	$154,076	$309,734	$300,571
Equipment revenue	68,402	18,724	149,549	37,635

Total revenue	227,458	172,800	459,283	338,206

Operating expenses:
Cost of service revenue (exclusive of items shown below)	73,650	69,127	148,597	133,940
Cost of equipment revenue (exclusive of items shown below)	64,350	14,649	116,643	26,297
Engineering, design and development	28,409	35,685	58,186	71,949
Sales and marketing	15,427	16,564	31,328	30,959
General and administrative	21,133	23,549	46,292	46,098
Depreciation and amortization	31,938	30,562	67,857	60,997

Total operating expenses	234,907	190,136	468,903	370,240

Operating loss	(7,449)	(17,336)	(9,620)	(32,034)

Other (income) expense:
Interest income	(1,328)	(771)	(2,404)	(1,316)
Interest expense	30,641	27,226	61,195	54,169
Other (income) expense	374	56	(131)	94

Total other expense	29,687	26,511	58,660	52,947

Loss before income taxes	(37,136)	(43,847)	(68,280)	(84,981)
Income tax provision (benefit)	71	362	(3,654)	595

Net loss	$(37,207)	$(44,209)	$(64,626)	$(85,576)

Net loss attributable to common stock per share—basic and diluted	$(0.47)	$(0.56)	$(0.81)	$(1.08)

Weighted average number of shares—basic and diluted	79,783	79,334	79,718	79,237

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$140,420	$196,356
Short-term investments	123,191	212,792

Total cash, cash equivalents and short-term investments	263,611	409,148
Accounts receivable, net of allowances of $664 and $587, respectively	141,134	117,896
Inventories	178,506	45,543
Prepaid expenses and other current assets	35,092	20,310

Total current assets	618,343	592,897

Non-current assets:
Property and equipment, net	532,148	656,038
Goodwill and intangible assets, net	83,078	87,133
Other non-current assets	70,739	67,107

Total non-current assets	685,965	810,278

Total assets	$1,304,308	$1,403,175

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$37,257	$27,130
Accrued liabilities	205,018	201,815
Deferred revenue	37,275	43,448
Deferred airborne lease incentives	27,207	42,096
Current portion of capital leases	1,442	1,789

Total current liabilities	308,199	316,278

Non-current liabilities:
Long-term debt	1,012,155	1,000,868
Deferred airborne lease incentives	128,279	142,938
Other non-current liabilities	83,887	134,655

Total non-current liabilities	1,224,321	1,278,461

Total liabilities	1,532,520	1,594,739

Commitments and contingencies (Note 12)	—	—
Stockholders’ deficit
Common stock, par value $0.0001 per share; 500,000,000 shares authorized at June 30, 2018 and December 31, 2017; 87,471,813 and 87,062,578 shares issued at June 30, 2018 and December 31, 2017, respectively; and 87,351,300 and 86,843,928 shares outstanding at June 30, 2018 and December 31, 2017, respectively	9	9
Additional paid-in-capital	907,071	898,729
Accumulated other comprehensive loss	(3,146)	(933)
Accumulated deficit	(1,132,146)	(1,089,369)

Total stockholders’ deficit	(228,212)	(191,564)

Total liabilities and stockholders’ deficit	$1,304,308	$1,403,175

See the Notes to Unaudited Condensed Consolidated Financial Statements

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2018	2017
Operating activities:
Net loss	$(64,626)	$(85,576)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	67,857	60,997
Loss on asset disposals, abandonments and write-downs	6,529	3,477
Gain on transition to airline-directed model	(21,551)	—
Deferred income taxes	(3,911)	527
Stock-based compensation expense	8,599	9,724
Amortization of deferred financing costs	2,083	1,799
Accretion and amortization of debt discount and premium	9,204	9,142
Changes in operating assets and liabilities:
Accounts receivable	(23,522)	(13,316)
Inventories	(6,223)	(1,775)
Prepaid expenses and other current assets	(4,472)	4,468
Contract assets	(14,469)	—
Accounts payable	9,263	1,444
Accrued liabilities	6,498	2,565
Deferred airborne lease incentives	(2,986)	6,374
Deferred revenue	1,223	5,024
Accrued interest	—	963
Warranty reserves	5,355	57
Other non-current assets and liabilities	(3,880)	(3,506)

Net cash (used in) provided by operating activities	(29,029)	2,388

Investing activities:
Purchases of property and equipment	(103,599)	(128,892)
Acquisition of intangible assets—capitalized software	(11,567)	(16,851)
Purchases of short-term investments	(39,323)	(193,845)
Redemptions of short-term investments	128,924	249,081

Net cash used in investing activities	(25,565)	(90,507)

Financing activities:
Proceeds from the issuance of senior secured notes	—	70,200
Payment of issuance costs	—	(1,485)
Payments on capital leases	(1,187)	(1,540)
Stock-based compensation activity	(257)	(759)

Net cash provided by (used in) financing activities	(1,444)	66,416

Effect of exchange rate changes on cash	(373)	317
Decrease in cash, cash equivalents and restricted cash	(56,411)	(21,386)
Cash, cash equivalents and restricted cash at beginning of period	203,729	125,189

Cash, cash equivalents and restricted cash at end of period	$147,318	$103,803

Cash, cash equivalents and restricted cash at end of period	$147,318	$103,803
Less: current restricted cash	1,738	514
Less: non-current restricted cash	5,160	6,873

Cash and cash equivalents at end of period	$140,420	$96,416

Supplemental Cash Flow Information:
Cash paid for interest	$49,911	$42,698
Cash paid for taxes	374	24
Noncash Investing and Financing Activities:
Purchases of property and equipment in current liabilities	$19,001	$48,721
Purchases of property and equipment paid by commercial airlines	4,816	5,917
Purchases of property and equipment under capital leases	279	1,174
Acquisition of intangible assets in current liabilities	955	1,532
Asset retirement obligation incurred and adjustments	516	745

See the Notes to Unaudited Condensed Consolidated Financial Statements

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Aircraft online (at period end)	2,809	2,791	2,809	2,791
Satellite	578	163	578	163
ATG	2,231	2,628	2,231	2,628
Total aircraft equivalents (average during the period)	2,876	2,816	2,894	2,794
Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$113	$114	$108	$114

Commercial Aviation Rest of World

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Aircraft online (at period end)	459	318	459	318
Total aircraft equivalents (average during the period)	389	247	364	227
Net annualized ARPA (in thousands)	$147	$203	$153	$192

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW. All aircraft online for the CA-ROW segment are equipped with our satellite equipment.

•

Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•

Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional costs which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand. Beginning with the three month period ended March 31, 2018, we changed the calculation of ARPA to be net of revenue share expense and other transactional expenses in order to better reflect the financial statement impact of revenues generated under both the turnkey model and airline-directed model. The amounts reported above for the three and six month periods ended June 30, 2018 and 2017 reflect this change in methodology. ARPA for the CA-NA segment for both the three and six month periods ended June 30, 2017 was originally reported as $141 thousand. ARPA for the CA-ROW segment for the three and six month periods ended June 30, 2017 was originally reported as $226 thousand and $215 thousand, respectively.

Business Aviation
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Aircraft online (at period end)
Satellite	5,204	5,464	5,204	5,464
ATG	4,920	4,453	4,920	4,453
Average monthly service revenue per aircraft online
Satellite	$228	$236	$239	$230
ATG	3,027	2,872	3,032	2,835
Units Sold
Satellite	113	99	217	187
ATG	281	197	531	386
Average equipment revenue per unit sold (in thousands)
Satellite	$39	$42	$40	$44
ATG	67	52	65	54

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•

Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. In the three and six months ended June 30, 2018, we recognized revenue on eight and 15 AVANCE units, respectively, that were previously deferred.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30, 2018
	CA-NA	CA-ROW	BA	Total
Service revenue	$95,746	$15,185	$48,125	$159,056
Equipment revenue	23,904	18,460	26,038	68,402

Total revenue	$119,650	$33,645	$74,163	$227,458

Segment profit (loss)	$7,041	$(24,474)	$36,679	$19,246

	For the Three Months Ended June 30, 2017
	CA-NA	CA-ROW	BA	Total
Service revenue	$98,679	$13,188	$42,209	$154,076
Equipment revenue	2,272	885	15,567	18,724

Total revenue	$100,951	$14,073	$57,776	$172,800

Segment profit (loss)	$16,191	$(31,403)	$25,202	$9,990

	For the Six Months Ended June 30, 2018
	CA-NA	CA-ROW	BA	Total
Service revenue	$184,529	$29,430	$95,775	$309,734
Equipment revenue	78,942	23,384	47,223	149,549

Total revenue	$263,471	$52,814	$142,998	$459,283

Segment profit (loss)	$8,697	$(47,079)	$69,002	$30,620

	For the Six Months Ended June 30, 2017
	CA-NA	CA-ROW	BA	Total
Service revenue	$195,824	$22,556	$82,191	$300,571
Equipment revenue	3,943	1,803	31,889	37,635

Total revenue	$199,767	$24,359	$114,080	$338,206

Segment profit (loss)	$27,350	$(57,958)	$51,317	$20,709

(1)

Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives, stock compensation expense, amortization of STC costs and the accounting impact of the transition to the airline-directed model) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30,		% Change
			2018 over 2017
	2018	2017
CA-NA	$45,594	$37,954	20.1%
BA	10,086	9,877	2.1%
CA-ROW	17,970	21,296	(15.6%)

Total	$73,650	$69,127	6.5%

	For the Six Months Ended June 30,		% Change
			2018 over 2017
	2018	2017
CA-NA	$92,147	$74,701	23.4%
BA	21,200	19,386	9.4%
CA-ROW	35,250	39,853	(11.5%)

Total	$148,597	$133,940	10.9%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30,		% Change
			2018 over 2017
	2018	2017
CA-NA	$29,312	$3,214	812.0%
BA	15,268	10,600	44.0%
CA-ROW	19,770	835	2,267.7%

Total	$64,350	$14,649	339.3%

	For the Six Months Ended June 30,		% Change
			2018 over 2017
	2018	2017
CA-NA	$64,798	$4,581	1,314.5%
BA	27,724	20,237	37.0%
CA-ROW	24,121	1,479	1,530.9%

Total	$116,643	$26,297	343.6%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(37,207)	$(44,209)	$(64,626)	$(85,576)
Interest expense	30,641	27,226	61,195	54,169
Interest income	(1,328)	(771)	(2,404)	(1,316)
Income tax provision (benefit)	71	362	(3,654)	595
Depreciation and amortization	31,938	30,562	67,857	60,997

EBITDA	24,115	13,170	58,368	28,869
Stock-based compensation expense	4,213	5,394	8,599	9,724
Amortization of deferred airborne lease incentives	(7,462)	(8,630)	(15,092)	(17,978)
Amortization of STC costs	255	—	427	—
Transition to airline-directed model	(2,249)	—	(21,551)	—

Adjusted EBITDA	$18,872	$9,934	$30,751	$20,615

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(52,508)	$(74,135)	$(115,166)	$(145,743)
Change in deferred airborne lease incentives (2)	(1,015)	(111)	(2,711)	3,505
Amortization of deferred airborne lease incentives (2)	7,348	8,608	14,864	17,917

Cash CAPEX	$(46,175)	$(65,638)	$(103,013)	$(124,321)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)

Excludes deferred airborne lease incentives and related amortization associated with STC costs for the three and six month periods ended June 30, 2018 and 2017 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs and (iv) the accounting impact of the transition to the airline-directed model. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss. Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements.

We believe it is useful for an understanding of our operating performance to exclude the accounting impact of the transition by one of our airline partners to the airline-directed model from Adjusted EBITDA because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.